Exhibit 99.1

FORM OF PROXY

San Francisco Flower Growers’ Association

This Proxy is solicited by the Board of Directors for use

at the Special Meeting of Shareholders on September 11, 2014

The undersigned shareholder of San Francisco Flower Growers’ Association (“SFFGA”) hereby constitutes and appoints Angelo Stagnaro, Jr. and Ronald M. Chiapparri, and each of them, attorneys, agents and proxies with full power of substitution, to vote the number of shares of common stock of SFFGA which the undersigned would be entitled to vote if personally present at the special meeting of shareholders of SFFGA to be held at 4:00 p.m., Pacific time, on Thursday, September 11, 2014, and at any adjournments thereof (the “special meeting”), with respect to the proposal described in the enclosed proxy statement-prospectus and the Notice of Special Meeting of Shareholders, which are part of the Registration Statement on Form S-4 of Kilroy Realty Corporation (“Kilroy Realty”), timely receipt of which are hereby acknowledged.

This Proxy may be revoked at any time before it is exercised. The Board of Directors of SFFGA recommends a vote “FOR” proposal 1 and proposal 2.

1.	Proposal to approve the Agreement and Plan of Merger (the “Agreement”), by and among Kilroy Realty, KR SFFGA, LLC, SFFGA and the SFFGA Representative, dated as of July 11, 2014, as it may be amended from time to time, pursuant to which KR SFFGA, LLC, a wholly-owned subsidiary of Kilroy Realty will merge with and into SFFGA with KR SFFGA, LLC surviving the merger as a wholly-owned subsidiary of Kilroy Realty, and the principal terms of the merger, as described in the proxy statement-prospectus.

For ☐ Against ☐ Abstain ☐

2.	Proposal to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares entitled to vote are present in person or by proxy to adopt the Agreement and approve the principal terms of the merger.

For ☐ Against ☐ Abstain ☐

This Proxy when properly executed will be voted as specified in this Proxy. Unless otherwise specified, this Proxy will be voted “FOR” the proposal to approve the Agreement and approve the principal terms of the merger and “FOR” the proposal to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares entitled to vote are present in person or by proxy to adopt the Agreement and approve the principal terms of the merger.

If any other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the Proxy will be voted in accordance with the judgment of the persons appointed as proxies.

IMPORTANT: PLEASE DATE AND SIGN THE PROXY BELOW.

Please sign exactly as your name appears on the certificate(s) representing your share(s) of common stock of SFFGA. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please sign, date and return this Proxy promptly using the enclosed prepaid envelope.

Dated                     , 2014

(Signature of Shareholder)

(Print Name of Shareholder)

(Signature of Shareholder)

(Print Name of Shareholder)